UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 1 TO
                      REGISTRATION STATEMENT NO. 333-111582

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           ENCORE CLEAN ENERGY, INC.
  ____________________________________________________________________________
             (Exact name of registrant as specified in its charter)

           DELAWARE                                               65-0609891
________________________________________________________________________________
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                          Suite 305 - 1250 Homer Street
                          Vancouver, BC Canada V6B 1C6
     _____________________________________________________________________
     (604) 215-2500 (Address and telephone of principal executive offices)

                            2003 STOCK INCENTIVE PLAN
                           ___________________________
                            (Full title of the plan)

            Encore Clean Energy, Inc., Attention: DANIEL HUNTER, CEO
                          Suite 305 - 1250 Homer Street
                          Vancouver, BC Canada V6B 1C6
                                 (604) 215-2500
 _______________________________________________________________________________
 (Name, address and telephone number, including area code, of agent for service)

                                          Proposed Maximum     Proposed Maximum     Amount of
 Title of Securities to     Amount to be   Offering Price     Aggregate Offering  Registration
    be Registered (1)      Registered(2)      Per Share              Price            Fee
      Common Stock                              $0.34
    $0.001 par value        2,000,000         per share            $680,000          79.56

(1) This registration statement covers an additional 2,000,000 shares of the Registrant's common stock issuable upon the exercise of options issued under our 2003 Stock Incentive Plan (the "Plan") to directors, officers, employees and eligible consultants or advisors of the Registrant. A total of 4,000,000 shares are issuable under the Plan, 2,000,000 of which were registered under the original Registration Statement (No. 333-111582)

(2) This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the 2003 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(3) This offering price per share is calculated under Rule 457(h)(1) (reference Rule 457(c)) as the offering price is not known; average of the bid and ask prices as of March 3, 2006 (the last trading day immediately preceding the filing of this registration statement). See 2003 Stock Incentive Plan, attached hereto as Exhibit 10.2.

================================================================================

                                EXPLANATORY NOTE


This Post-Effective Amendment to the Company's Registration Statement on Form S-8 (No. 333-111582) (the "Registration Statement") filed with respect to the Company's 2003 Stock Compensation Plan (Plan), is filed by the Company pursuant to General Instruction E to SEC Form S-8 to reflect the registration of additional securities of the same class of securities for which the Registration Statement was originally filed to reflect the amendment of the Plan by the Company's Board of Directors and the subsequent approval of the Plan as amended at the Company's Annual Meeting of Stockholders held on October 5, 2005.

INCORPORATION BY REFERENCE

The  contents  of  the  Registration   Statement  (No.  333-111582)  are  hereby
incorporated by reference supplemented as follows.

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or nay of its parents or subsidiaries as a promoter, managing or principal underwrite, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers

At the Annual Meeting of Stockholders held on October 5, 2005, the stockholders approved the reincorporation of the Company in the state of Nevada and new Articles of Incorporation and Bylaws. The following summarizes the limitations of liability and indemnification of Directors and Officers for the Company after its reincorporation in Nevada. This supersedes the disclosure in the original Registration Statement.

Limitation of Liability. Our articles of incorporation provide that any director or officer shall not be personally liable to the Company or our stockholders for damages as a result of any act or failure to act in his capacity as a director or officer, unless:

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

Item 6. Indemnification of Directors and Officers - continued

- It is proven that his act or failure to act constituted a breach of his fiduciary duties and involved intentional misconduct, fraud, or a knowing violation of law; or

- Such person is a director liable under Section 78.300 of the Nevada Revised Statutes for the payment of an improper distribution by us to our stockholders.

Indemnification. Our articles of incorporation provide that the Company shall indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by us or in our right, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if:

- The liability did not result from any act or failure to act which constituted a breach of that person's fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud, or a knowing violation of law; or

- The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Further, our articles of incorporation permit the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in our right, to procure a judgment in our favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the Company's request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with defense or settlement of the action or suit, if:

- The liability did not result from any act or failure to act which constituted a breach of that person's fiduciary duties in his capacity as a director or officer, and involved intentional misconduct, fraud or a knowing violation of law; or

- The person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests.

However, we will be prohibited from indemnifying any person with respect to any action, suit, or proceeding by a court of competent jurisdiction, if he has been finally adjudged to be liable to us, unless, and only to the extent that, the court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case.

Our  bylaws  contain  similar   indemnification   and  limitation  of  liability
provisions.

Item 8. Exhibits.

Exhibit
Number    Description of Document
--------- ----------------------------------------------------------------------

5.1 Opinion of Klehr, Harrison, independent legal counsel, regarding the due authorization and valid issuance of the shares of common stock, with consent to use. Incorporated by reference, filed with S-8 Registration Statement No 333-111582, filed December 29, 2003.

10.2 2003 Stock Incentive Plan, as approved by the Stockholders at the Company's Annual Meeting of Stockholders on October 5, 2005. Filed herewith.

23.1 Consent of KPMG LLP, Independent Auditors. Incorporated by reference, filed with 10K-SB Annual Report filed May 17, 2005.

24.1 Power of Attorney (included on the signature page of this registration statement).




                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 3rd day of March, 2006.

ENCORE CLEAN ENERGY, INC.


By:    /s/ Daniel B. Hunter
       -------------------------------------------------------
       DANIEL B. HUNTER,
       Chief Executive Officer, Chief Financial Officer
       (Principal Executive Officer and Principal Accounting Officer)
       Director

       Date:  March 3, 2006

                                POWER OF ATTORNEY


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities listed below and on the date indicated and each of the undersigned persons, in any capacity, hereby appoints Daniel B. Hunter as attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, to sign this Registration Statement and any and all amendments (including post-effective amendments and any registration statements pursuant to Rule 462(b) under the Securities Act of 1933) and supplements and exhibits thereto and to file the same, and other documents in connection therewith, with the Securities and Exchange Commission, and authorizes each of them to do and perform each and every act necessary to be done in connection therewith.

By:    /s/ Daniel B. Hunter
       -------------------------------------------------------
       DANIEL B. HUNTER,
       Chief Executive Officer, Chief Financial Officer
       (Principal Executive Officer and Principal Accounting Officer)
       Director

       Date: March 3, 2006

By:    /s/ Donald James Mackenzie
       -------------------------------------------------------
       DONALD JAMES MACKENZIE,
       President, Secretary
       Director

       Date: March 3, 2006

By:    /s Lawrence M. Shultz
       -------------------------------------------------------
       LAWRENCE M. SHULTZ
       Director

       Date: March 3, 2006




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